As filed with the Securities and Exchange Commission on March 14, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

GCI LIBERTY, INC.

(Exact Name of Registrant as Specified in its Charter)

Alaska	12300 Liberty Boulevard Englewood, Colorado 80112	92-0072737
(State or Other Jurisdiction of	(Address of Principal Executive Offices) (Zip Code)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

GCI 401(k) Plan

(Full title of plans)

Richard N. Baer, Esq.	Copy to:
Craig Troyer, Esq.	Renee L. Wilm, Esq.
GCI Liberty, Inc.	Beverly B. Reyes, Esq.
12300 Liberty Boulevard	Baker Botts L.L.P.
Englewood, Colorado 80112	30 Rockefeller Plaza
(720) 875-5900	New York, New York 10112
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)	(212) 408-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Class A common stock, no par value	1,500,000	$54.11	$81,165,000	$10,106

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers, in addition to the number of shares stated above, an indeterminate amount of shares which may be issued pursuant to the GCI 401(k) Plan after the operation of any anti-dilution and other provisions under such plan.  In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate number of plan interests to be offered or sold pursuant to the GCI 401(k) Plan.

(2) Based upon the average of the high and low prices reported for the Registrant’s Class A common stock, no par value, on the Nasdaq Global Select Market on March 13, 2018, in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act.

(3) The Registrant (formerly known as General Communication, Inc.) previously paid $6,535.60 in registration fees with respect to a Registration Statement on Form S-8 (File No. 333-188434) filed on May 8, 2013 with respect to 5,000,000 shares of Class A Common Stock issuable pursuant to the GCI 401(k) Plan, of which $4,815 remains unutilized and, therefore, available for future registration fees pursuant to Rule 457(p) under the Securities Act.  The Registrant has applied $4,815 in remaining available funds to the registration fee otherwise due for this Registration Statement and transmitted an additional $5,291 in connection with the filing.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information specified in Part I of this Form will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. GCI Liberty, Inc. (“GCI Liberty” or the “Registrant”) will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all the documents included in such file.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents, previously filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K) are incorporated herein by reference.

(i) Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 28, 2018;

(ii)  The Plan’s Annual Report on Form 11-K for the year ended December 31, 2016, filed on June 29, 2017;

(iii) Current Reports on Form 8-K (or Form 8-K/A, as the case may be), filed on February 7, 2018, February 21, 2018, February 27, 2018, February 28, 2018, March 8, 2018, March 9, 2018 and March 14, 2018 (other than documents or portions of those documents deemed to be furnished but not filed); and

(iv)  The description of the GCI Liberty Class A Common Stock, contained in the Registrant’s Form 8-A filed under the Exchange Act on March 8, 2018, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the document enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

Any statement contained in this Registration Statement, in an amendment hereto or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any subsequently Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Article VI, Section E of GCI Liberty’s Amended and Restated Articles of Incorporation (the “GCI Liberty Charter”) provides as follows:

1.             Limitation On Liability.   To the fullest extent permitted by the Alaska Corporations Code (the “ACC”) as the same exists or may hereafter be amended, a director of GCI Liberty will not be liable to GCI Liberty or any of its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of Article VI, Section E.1 of the GCI Liberty Charter will be prospective only and will not adversely affect any limitation, right or protection of a director of GCI Liberty existing at the time of such repeal or modification.

2.             Indemnification.

(a)   Right to Indemnification. GCI Liberty will indemnify, subject to the requirements of Section 10.06.490 of the ACC and to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or, to the fullest extent permitted by law, a person for whom he is the legal representative, is or was a director or officer of GCI Liberty or is or was serving at the request of GCI Liberty as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of Article VI, Section E of the GCI Liberty Charter. Subject to the requirements of Section 10.06.490 of the ACC, GCI Liberty will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the GCI Liberty Board of Directors.

(b)   Prepayment of Expenses. Subject to the requirements of Section 10.06.490 of the ACC, GCI Liberty will pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under Article VI, Section E.2(b) of the GCI Liberty Charter or otherwise.

(c)   Claims. To the fullest extent permitted by law, if a claim for indemnification or payment of expenses under Article VI, Section E.2(c) of the GCI Liberty Charter is not paid in full within sixty (60) days after a written claim therefor has been received by GCI Liberty, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney’s fees) of prosecuting such claim to the fullest extent permitted by Alaska law. In any such action, to the fullest extent permitted by law, GCI Liberty will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

(d)   Non-Exclusivity of Rights. The rights conferred on any person by Article VI, Section E.2(d) of the GCI Liberty Charter will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the GCI Charter, the Bylaws of GCI Liberty, agreement, vote of shareholders or resolution of disinterested directors or otherwise.

(e)   Other Indemnification. To the fullest extent permitted by law, GCI Liberty’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

3.              Amendment or Repeal.     Any amendment, modification or repeal of the provisions of Article VI, Section E of the GCI Liberty Charter will not adversely affect any right or protection under the GCI Liberty Charter of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 10.06.490 of the ACC provides for permissible, mandatory and court-ordered indemnification of directors, officers, employees and agents in certain circumstances. Section 10.06.490(a) provides that a corporation has the power to indemnify a person who was, is, or is threatened to be made a party to an action or proceeding (other a derivative action), by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. Indemnification may include reimbursement of expenses, attorney fees, judgments, fines, and amounts paid in settlement if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, the person had no reasonable cause to believe the conduct was unlawful. Section 10.06.490(b) provides similarly with respect derivative actions; however, no indemnification shall be made if the person seeking indemnification has been adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation except to the extent that the court in which the action was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the court considers proper.

Section 10.06.490(c) of the ACC provides for mandatory indemnification to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein. Section 10.06.490(d) provides that unless otherwise ordered by a court, any indemnification under Sections 10.06.490(a) and (b) may only be made by the corporation upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set out in Section 10.06.490(a) and (b). Section 10.06.490(e) provides that the corporation may pay or reimburse the reasonable expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition if: (i) in the case of a director or officer, the director or officer furnishes the corporation with a written affirmation of a good faith belief that the standard of conduct described in Section 10.06.450(b) or 10.06.483(e) has been met; (ii) the director, officer, employee, or agent furnishes the corporation a written unlimited general undertaking, executed personally or on behalf of the individual, to repay the advance if it is ultimately determined that an applicable standard of conduct was not met; and iii) determination is made that the facts then known to those making the determination would not preclude indemnification under the ACC.

In addition to providing indemnification for non-derivative actions that is similar to the indemnification in the GCI Liberty Charter, GCI Liberty’s Amended and Restated Bylaws (the “Bylaws”) further provide for indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of GCI Liberty to procure a judgment in its favor by reason of or arising from the fact that the person is or was a director or officer of GCI Liberty.

According to the Bylaws, unless otherwise ordered by a court, indemnification will only be made by GCI Liberty upon a determination by (i) a majority of the disinterested directors of the Board, (ii) a majority vote of shareholders or (iii) independent legal counsel that such indemnification is proper because the person to be indemnified met the applicable standard of conduct. The Bylaws further provide, in accordance with Alaska law, that indemnification will not be made by GCI Liberty in respect of any claim, issue or matter as to which the person has been adjudged to be liable for negligence or misconduct in the performance of the person’s duty to GCI Liberty, except to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability, in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnification for such expenses that the court considers proper. The Bylaws also state that to the extent a director or officer of GCI Liberty has been successful in his or her defense of an action for which he or she is entitled to indemnification, that person will be indemnified against expenses and attorney fees actually and reasonably incurred in connection with the defense.

The Bylaws also provide that GCI Liberty may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of GCI Liberty or who is or was serving at the request of GCI Liberty as a director, officer, employee or agent of another enterprise against any liability asserted against that person and incurred by that person in any such capacity, or arising out of that status, whether or not GCI Liberty would have the power to indemnify that person against such liability under provisions of the Bylaws. GCI Liberty has obtained directors’ and officers’ liability insurance, which is subject to certain deductibles, exclusions and other limitations.

GCI Liberty has also entered into indemnification agreements with certain of its directors. The indemnification agreements are intended to provide indemnification to the maximum extent permitted by Alaska law. GCI Liberty has not as of the date hereof entered into any express agreement with its officers (other than to the extent any such officer is also a director of GCI Liberty) setting forth these terms of indemnification.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description

4.1

Specimen Certificate for shares of Class A Common Stock of the Registrant (incorporated by reference to Exhibit 4.3 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-4/A, filed with the Commission on December 27, 2017 (File No. 333-219619) (the “S-4/A”)).

5.1

IRS Determination Letter for the GCI 401(k) Plan (incorporated by reference to Exhibit 5.1 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on March 1, 2018 (File No. 333-223325) (the “S-8”)).

23.1	Consent of Grant Thornton LLP (with respect to Form 10-K).*

23.2	Consent of Grant Thornton LLP (with respect to 11-K).*

24.1	Power of Attorney (begins on page II-9).*

99.1	Form of GCI 401(k) Plan (incorporated by reference to Exhibit 99.1 to the S-8).

99.2	Adoption Agreement for GCI 401(k) Plan (incorporated by reference to Exhibit 99.2 to the S-8).

99.3	Amendment to Adoption Agreement for GCI 401(k) Plan (incorporated by reference to Exhibit 99.3 to the S-8).

*              Filed herewith.

Item 9.  Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filing with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 14th day of March, 2018.

GCI LIBERTY, INC.

By:	/s/ Craig Troyer
Name:	Craig Troyer
Title:	Senior Vice President and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 14th day of March, 2018.

GCI 401(k) PLAN

By:	/s/ Susan Varra
Name:	Susan Varra
Title:	Plan Committee Member

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Pamela L. Coe and Katherine C. Jewell his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John C. Malone	Chairman of the Board and Director	March 14, 2018
John C. Malone

/s/ Gregory B. Maffei	Director, Chief Executive Officer and	March 14, 2018
Gregory B. Maffei	President (Principal Executive Officer)

/s/ Mark D. Carleton	Chief Financial Officer and Treasurer	March 14, 2018
Mark D. Carleton	(Principal Financial Officer and Principal Accounting Officer)

/s/ Ronald A. Duncan	Director	March 14, 2018
Ronald A. Duncan

Name	Title	Date

/s/ Gregg L. Engles	Director	March 14, 2018
Gregg L. Engles

/s/ Donne F. Fisher	Director	March 14, 2018
Donne F. Fisher

/s/ Richard R. Green	Director	March 14, 2018
Richard R. Green

/s/ Sue Ann Hamilton	Director	March 14, 2018
Sue Ann Hamilton